EXHIBIT 10.1

retirement AND TRANSITION SERVICES AGREEMENT

This Retirement and Transition Services Agreement (this “Agreement”) is entered into as of December 12, 2023 (the “Effective Date”) by and between Albert M. Campbell, III (“Executive”), on the one hand, and MID-AMERICA APARTMENT COMMUNITIES, INC. and MID-AMERICA APARTMENTS, L.P., on behalf of each entity and all of their respective affiliates (individually and collectively, as the context requires, “MAA”), on the other hand.

WHEREAS, Executive is employed by MAA, most recently as Executive Vice-President and Chief Financial Officer;

WHEREAS, in connection with his planned retirement from MAA, Executive will resign, effective at 11:59 pm (Central Time) on March 31, 2024 (the “Resignation Date”), from his position as Executive Vice President and Chief Financial Officer, and all other positions within MAA, other than as a salaried, full-time employee with the title of Senior Advisor from April 1, 2024 (the “Transition Date”) through December 31, 2024 (the “Retirement Date,” and the period beginning on the Transition Date and ending on the Retirement Date, the “Transition Period”).

NOW, THEREFORE, in consideration of each party’s execution of this Agreement, other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged by each party, and the mutual recitals, declarations and representations of the parties as set forth in this Agreement, the parties to this Agreement hereby stipulate and agree as follows:

1.
Resignation; Transition Services. Executive hereby resigns, effective as of 11:59 pm (Central Time) on the Resignation Date, from his position as Executive Vice-President and Chief Financial Officer and all other positions within MAA, except that Executive shall remain a salaried, full-time employee, with the title of Senior Advisor, during the Transition Period. During the Transition Period, in his capacity as Senior Advisor, Executive shall provide to MAA transition services, which shall include, without limitation, (a) working with the senior executives of MAA and providing assistance to transition Executive’s job functions and responsibilities and, in connection therewith, to execute and deliver any documents, certificates, agreements, or instruments which are necessary to effect such transition, and (b) providing any other assistance as may reasonably be requested by MAA during such period. Notwithstanding anything to the contrary contained herein or in any MAA policy, during the Transition Period, Executive shall (i) be permitted to perform such services remotely and (ii) not be required to travel for or on behalf of MAA.
2.
Compensation. In consideration for the full and complete release set forth in paragraph 11 of this Agreement, the Release (defined below), and the other undertakings of Executive as set forth herein, MAA and Executive each agree to the following compensation terms:

(a)
Base Salary. From the Effective Date through December 31, 2023, MAA will continue to pay Executive’s base salary at the annual rate in effect as of the Effective Date. From January 1, 2024 through the Resignation Date, MAA will to pay Executive’s base salary at the annual rate of $586,472, which is the 2024 annual base salary as established by the Compensation Committee of the Board of Directors of MAA (the “2024 Base Salary”). During the Transition Period, MAA will pay Executive’s base salary at the annual rate of $293,236, which is equal to 50% of the 2024 Base Salary.
(b)
Annual Cash Bonus. To the extent earned, MAA will pay Executive’s award under the 2023 Annual Incentive Plan with respect to the 2023 fiscal year in accordance with its practices for other Executive Vice Presidents. Executive acknowledges and agrees that Executive will not be eligible to participate in MAA’s 2024 Annual Incentive Plan or otherwise receive cash bonus compensation with respect to the 2024 fiscal year.
(c)
Deferred Compensation Plan. Executive will be eligible to contribute to the Executive Deferred Compensation Plan through the Resignation Date, subject to the terms of such plan. Executive acknowledges and agrees that Executive will not be eligible to contribute to the Executive Deferred Compensation Plan during the

Transition Period. Executive further acknowledges and agrees that Distributions to Executive pursuant to the Executive Deferred Compensation Plan will occur in accordance with the terms of the Executive Deferred Compensation Plan and Executive’s elections thereunder, but no earlier than six months and one day following the day on which Executive’s employment with MAA is terminated, which is currently anticipated to be the Retirement Date.
(d)
401(k) Plan. Executive will be eligible to participate in MAA’s 401(k) plan through the Retirement Date, subject to the terms of such plan.
(e)
ESOP. Executive’s change in title as of the Transition Date will not impact Executive’s account under MAA’s Employee Stock Ownership Plan. Following the Retirement Date, Executive will be entitled to distribution(s) with respect to his account balance in accordance with and subject to the terms of the Employee Stock Ownership Plan.
(f)
Supplemental Individual Disability Insurance. Executive acknowledges and agrees that to the extent Executive wishes to retain benefits under MAA’s Supplemental Individual Disability Insurance policies following the Resignation Date, Executive will be solely responsible for making timely premium payments for such policies after the Resignation Date.
(g)
Health and Welfare Benefit Plans/Voluntary Benefit Plans/COBRA. Executive will be eligible to participate in MAA’s health and welfare benefit plans and voluntary benefit plans through the Retirement Date so long as Executive continues to work, on average, at least 30 hours per week and subject to the terms of such plan. Following the Retirement Date, Executive may elect to continue medical, dental, and vision coverage for up to 18 months under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) by completing the instructions in the COBRA election notice. If Executive decides to elect continuation of coverage under COBRA, (i) Executive will be solely responsible for making timely premium payments for such COBRA coverage, and (ii) Executive will pay the applicable full COBRA premium and the 2% administrative fee to the COBRA Administrator, WEX Health, to continue coverage.
(h)
Employee Assistance Program. Executive will continue to have access to MAA’s Employee Assistance Program at MAA’s expense through June 30, 2026 for EAP support as needed. The EAP can be reached at (888) 371-1125.
(i)
Other MAA Benefit Programs. Executive will continue to be eligible for all other MAA benefit programs through the Retirement Date so long as Executive continues to work, on average at least 20 hours per week and subject to the terms of such programs.
(j)
Career Transition Services. Executive is entitled to career transition services through Lee Hecht Harrison for a period commencing upon the Retirement Date and continuing up to six (6) months from the Retirement Date. Career transition services under this subsection will terminate and forever lapse if Executive is employed by MAA or an affiliate of MAA or in the event of Executive’s breach of this Agreement. Executive will not receive the cash equivalent cost of the career transition services should Executive choose not to use it.
3.
Other Executive Entitlements. MAA acknowledges that pursuant to the Stock Plan (defined below) and other employee benefit plans of MAA, Executive is entitled to, and MAA agrees to, the following:

(a)
Executive will accrue vacation during 2024 in accordance with MAA’s vacation policy. MAA will pay Executive a lump sum payment for accrued and unused vacation as of the Retirement Date within thirty (30) days following the Retirement Date.
(b)
Pursuant to MAA’s Second Amended and Restated 2013 Stock Incentive Plan or MAA’s 2023 Omnibus Incentive Plan, as applicable (each, a “Stock Plan”), as of the Retirement Date: (i) the outstanding shares of unvested restricted stock previously issued to Executive shall vest and (ii) Executive’s previously granted Performance Share Awards (as defined in the applicable Stock Plan) shall be calculated at the end of the applicable performance period and a pro-rata portion of the shares subject to such Performance Share Awards (based on the amount of time Executive was employed by MAA during the applicable performance period) shall be issued to Executive as soon as practicable following the end of the applicable performance period, but in no event any later than the date on which the shares subject to Performance Share Awards for that performance period are issued to any named executive officer of MAA. All performance-based shares issued pursuant to this Paragraph 3(b) shall be immediately vested. Executive acknowledges and agrees that Executive will not be eligible to participate in MAA’s 2024 Long-Term Incentive Plan.
4.
Acknowledgments and Covenants. Executive agrees:

(a)
To return all MAA property, including, but not limited to, computer, laptop, phone, iPad and any other electronic devices, keys, MAA clothing, faxes, files, credit cards, account numbers, handbooks, training materials, policies, electronic data or any other MAA information or asset, no later than close of business on the Retirement Date. Notwithstanding the foregoing, MAA will work with Executive to transfer the number associated with his MAA-issued mobile phone to Executive on the Retirement Date (and MAA shall retain Executive’s MAA-issued mobile phone).

(b)
To be cooperative and make himself available on behalf of MAA to consult and provide deposition and/or trial testimony related to investigations and litigations filed against MAA for which Executive may have knowledge; provided, if such assistances is requested after the Retirement Date, MAA shall pay Executive at the rate of Two Hundred Dollars ($200.00) per hour worked and reimburse Executive for all reasonable and documented expenses incurred. Executive will submit an invoice to MAA no later than the tenth (10th) day of each month that sets forth, in reasonable detail, a description of the services performed by Executive during the previous month and the amount of time Executive spent providing such services.

(c)
That Executive’s termination of employment as contemplated by this Agreement is neither a “Termination Without Cause” nor Executive’s resignation for “Good Reason” under Executive’s Change in Control and Termination Agreement, and accordingly, Executive’s Change in Control and Termination Agreement shall be null and void as of the Retirement Date. Except as otherwise expressly provided in the immediately preceding sentence, Executive hereby relinquishes and waives any rights to other forms of payment or benefits under any other agreement between Executive and MAA (or any affiliate thereof), whether written, oral, express or implied.

(d)
To execute all documents necessary to evidence the termination of his roles and responsibilities with MAA or any affiliate thereof.

(e)
Within ten (10) days of the Retirement Date, to submit a final documented expense reimbursement statement reflecting all reasonable business expenses Executive incurred through the Retirement Date, if any, for which Executive seeks reimbursement. MAA shall reimburse Executive for such reasonable expenses in a lump sum in accordance with MAA’s normal expense reimbursement cycle.

(f)
That (i) Executive has not filed or otherwise initiated any complaint, cause of action or claim against MAA (or any of its affiliates) based on events occurring prior to and including the date he executes this Agreement, and (ii) as of the date he executes this Agreement, Executive is unaware of any outstanding complaints, causes of action or claims against MAA that involve or relate in any way to Executive.

(g)
That, notwithstanding any provision of this Agreement to the contrary, MAA and its affiliates shall be entitled to withhold from any amount payable pursuant to paragraph 2 or 3 such amounts that are required to be withheld by MAA and its affiliates in connection with any payments or benefits made or provided to Executive pursuant to paragraph 2 or 3 (including the vesting of any equity or other benefits).

(h)
To indemnify and hold harmless MAA and its affiliates for any taxes required to be withheld in connection with any payments or benefits made or provided to Executive pursuant to paragraph 2 or 3 (including the vesting of any equity or other benefits).

(i)
That MAA is under no duty or obligation to make this Agreement, and that this Agreement is made in return for Executive’s agreement to be obligated by all the promises contained herein.

5.
At-Will Employment. Executive understands and agrees that he shall remain subject to MAA’s policies and shall remain employed on an at-will basis, and Executive hereby accepts such employment and agrees to perform services for MAA upon the terms and conditions set forth in this Agreement. Executive understands and agrees that as an at-will employee MAA has the right to terminate Executive’s employment and other benefits conferred by this Agreement for any reason or no reason.

6.
Breach of this Agreement. In the event that Executive commits a material breach of this Agreement, Executive hereby consents to the entry of injunctive relief against Executive, without the posting of a bond, in addition to the right of MAA to pursue any and all of its remedies under the law, including without limitation money damages, attorney fees and costs.

7.
Confidential Information. Executive acknowledges that he has been given access to confidential information of MAA which he would not otherwise be able to acquire. Executive acknowledges that he will have access to valuable confidential business and professional information and trade secrets of MAA and that MAA has a legitimate business interest in its relationships with prospective or existing vendors, residents and prospective residents, as well as vendor, resident and prospective resident goodwill associated with MAA’s trade name, trademark, service mark, geographic location, and marketing and trade area. Executive understands that MAA has developed, and is continuing to develop, valuable business information that MAA has a right to protect to safeguard its legitimate business interests. Executive agrees that the information MAA regards as confidential and proprietary and/or trade secrets include, but is not limited to: employee lists, staffing models, compensation data, business plans or forecasts, systems, programs or software, policies and procedures, pricing data, costs or sources of supply, financial data, and advertising, marketing or merchandising systems or plans. Executive hereby agrees that:

(a)
Through the Retirement Date, Executive will faithfully devote his best efforts and time during usual business hours to advance the interests of MAA and shall not, directly or indirectly, on his own account, or as agent, associate, partner, major stockholder or otherwise, engage in any business competing with or similar to that of MAA, or solicit any such business except for, on behalf of, or at the direction of MAA.

(b)
Executive shall treat as confidential any information obtained by Executive relating to MAA employee lists, residents and potential residents, staffing models, compensation data, business plans or forecasts, projections, systems, programs or software, policies and procedures, pricing data, costs or sources of supply, financial data, and advertising, marketing or merchandising systems or plans; and shall not during his employment or at any time thereafter disclose such information in whole or in part to any person or organization for any reason or purpose whatsoever, or use such information in any way or in any capacity other than as an MAA employee in furtherance of MAA’s interests.

(c)
Executive understands that information may be disclosed to the extent required by applicable laws or governmental regulations or judicial regulatory process provided that Executive provides MAA prompt notice of any and all such requests for disclosure so that MAA has ample opportunity to take all the necessary or desired actions, to avoid disclosure.

(d)
Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

8.
Violations of This Agreement. Executive acknowledges that a violation of paragraph 7 would result in irreparable harm to MAA, and that MAA has the right to enforce its interests in a court of law for injunctive relief and damages. If MAA brings an action to enforce Section 7 of this Agreement and Executive is found to have violated paragraph 7 of this Agreement, Executive agrees that attorney fees and costs incurred by MAA for enforcing paragraph 7 of this Agreement can be assessed against him.

9.
Re-Employment. Executive acknowledges that he does not have any re-employment rights with MAA and that MAA has no obligation to re-employ him in the future.

10.
Non-Solicitation. Executive agrees not to solicit or recruit, whether directly or indirectly through one or more intermediaries, employees of MAA for twelve (12) months following the Retirement Date. During such period, Executive agrees not to engage, whether directly or indirectly through one or more intermediaries, in any activity that encourages or seeks to cause employees to leave their employment with MAA for Executive’s own benefit or the benefit of another person or organization.

11.
General Release. With the exception of claims that cannot be released as a matter of law, Executive hereby releases MAA (including its parents, subsidiaries, affiliates, and merged and/or affiliated corporations or entities) and its directors, officers, agents and employees, of all causes of action, claims, debts, contracts and agreements which Executive or his heirs may have for any cause known or unknown, including any and all claims relating to his employment and termination of employment; including but not limited to those under federal, state and local laws prohibiting employment discrimination, including but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act; the Equal Pay Act, the Americans With Disabilities Act, the Americans With Disabilities Amendment Act, the Family and Medical Leave Act, the Pregnancy Discrimination Act, Section 1981 of the Civil Rights Act of 1866, Employee Retirement Income Security Act of 1974, any similar state statutes (including the Tennessee Human Rights Act, Tennessee Public Protection Act, Tennessee Disability Act), and any tort (including, but not limited to, wrongful discharge) or contract claims. This Agreement does not waive or release any claims that may arise after the date of the signing of this Agreement, nor does it waive any vested rights which accrued on the Executive’s behalf as a result of his participation in any benefit plan or plans of MAA, under the terms and conditions set forth in such plan or plans as of the date of Executive’s termination. Executive acknowledges he has been paid all compensation due and owing to him and has no claims for compensation under the Fair Labor Standards Act. Executive further acknowledges that he has received all time entitled under the Family and Medical Leave Act and that he has no workers’ compensation claims that have not been reported to MAA. Additionally, Executive hereby agrees to execute and deliver a release, in the form attached hereto as Exhibit A (the “Release”), to MAA on the Retirement Date. Executive acknowledges that he is being provided with at least twenty-one (21) days to consider executing the Release.

12.
Indemnification. In accordance with, and subject to the terms and conditions of, MAA’s corporate governance documents, policies and applicable law, MAA shall indemnify, defend, and hold harmless the Executive from and against any claims, losses, liabilities, damages, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel and other professionals) brought against and/or suffered by the Executive as a result of any proceeding commenced against the Executive arising out of or in connection with any act or failure to act by the Executive within the scope of authority on or before the Retirement Date.

13.
Non-Disparagement. Following the Retirement Date, the parties agree not to make, whether publicly or to any third party and whether orally, in writing, or electronically via e-mail or otherwise, any false, negative, critical, or disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees; provided, however, that the non-disparagement obligations imposed on MAA in this paragraph shall apply only to a person who is an executive officer of MAA at the time the statement about the Executive is made.

14.
Arbitration. Any and all claims or controversies arising out of or relating to this Agreement, or otherwise arising between the parties shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration in accordance with then-current rules of the American Arbitration Association (“AAA”) applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall survive termination of this Agreement, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Executive shall pay the then-current AAA filing fee towards the costs of the arbitration (i.e., filing fees, administration fees, and arbitrator fees), and each party shall be responsible for paying its own other costs for the arbitration, including, but not limited to, attorneys’ fees, witness fees, transcript fees, or other litigation expenses that Executive would otherwise be required to bear in a court action, provided, however, that Executive shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration.

15.
No Admission. Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by MAA or its affiliates of any violation of any law or regulation or of any liability whatsoever to Executive. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

16.
Tax Acknowledgements. Executive acknowledges that (A) neither MAA nor any of its affiliates nor of their representatives or advisors are providing tax, accounting, or legal advice to Executive, and neither MAA nor any of its affiliates nor any of their representatives or advisors are making any representations regarding any tax obligations or tax consequences on Executive’s part relating to or arising from this Agreement, (B) Executive will assume and pay the employee share of all federal, state, and/or local income, employment, payroll and other taxes and any other liens, obligations, claims, or consequences to him that may arise from this Agreement, and he will not seek any indemnification from MAA or any of its affiliates with respect thereto, and (C) Executive has been advised that MAA will comply with its obligations to make reports of such taxable income to the appropriate taxing or governmental authorities.

17.
Tax Treatment. MAA intends that all payments provided under this Agreement be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) and any guidance promulgated under Section 409A of the Code (collectively, Section 409A) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent.

(a) No payment or benefits to be paid to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a separation from service within the meaning of Section 409A.

(b) If, at the time of the Executive’s termination of employment, the Executive is a specified employee within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the Executive’s termination of employment.

(c) MAA reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.

(d) Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will MAA reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

Any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

18.
Permissible Disclosures. Notwithstanding anything to the contrary contained herein, Executive further understands that nothing in this Agreement is intended to or will be used in any way to limit Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. Executive agrees to waive the right to receive future monetary recovery directly from MAA, including MAA payments that result from any complaints or charges that Executive files with any government agency or that are filed on behalf of Executive. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies. Notwithstanding the foregoing provisions in this paragraph 18, under no circumstance will Executive be authorized to disclose any information covered by MAA’s attorney-client privilege or MAA’s attorney work product (i) without prior written consent of MAA’s General Counsel or other officer designated by MAA, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.

19.
Review Period. Executive acknowledges that he has up to twenty-one (21) full days to consider whether to sign this Agreement; provided that Executive may voluntarily choose to sign this Agreement before the end of the twenty-one (21)-day review period. If this Agreement is not signed within the aforementioned twenty-one (21) day period, the offer contained herein shall lapse and be of no further force and effect.

20.
Revocation Period. Once the signed Agreement is returned to MAA, Executive has seven (7) days to revoke the release of claims under the ADEA set forth in paragraph 11 of this Agreement. Once the Release is returned to MAA, Executive has seven (7) days to revoke the release of claims under the ADEA set forth in the Release. If Executive wants to revoke the signed release of claims under the ADEA, please deliver such notice in writing to MAA (to attention of Rob DelPriore, EVP, Chief Administrative Officer and General Counsel) on or before the seventh day after signing the Agreement or the Release, as applicable. Notwithstanding any provision herein to the contrary, this Agreement will not become effective until the seven-day revocation period with respect to the release of claims under the ADEA set forth in paragraph 11 of this Agreement has expired without revocation.

21.
Executive Certification. Executive certifies that he has thoroughly read this Agreement, understands all of its terms, has been advised to consult an attorney prior to signing this Agreement, and is signing this Agreement knowingly and voluntarily, of his own free will, and with full knowledge of what it means.

22.
Successors and Assigns. This Agreement is binding upon the parties’ successors, heirs, assigns, servants, agents and representatives. The parties have attempted to create an Agreement that is lawful and enforceable in all respects. In the event that any provision of this Agreement is found or deemed to be illegal or otherwise invalid or unenforceable, whether in whole or in part, such invalidity shall not affect the enforceability of the remaining terms hereof.

23.
Governing Law. This Agreement shall be governed by the laws of the State of Tennessee. Executive expressly submits to the jurisdiction of the courts of the State of Tennessee and agrees that the venue of any action or proceeding arising out of or relating to this Agreement shall be exclusively in a state or federal court in Memphis, Tennessee, subject to the arbitration provision set forth in paragraph 14.

24.
Entire Agreement. This Agreement contains the ENTIRE AGREEMENT between the parties hereto, and the terms of this Agreement are contractual and not a mere recital. Should any portion of this Agreement be held void, the remainder shall continue in full force and effect.

THIS AGREEMENT IS EXECUTED BY EXECUTIVE WITHOUT RELIANCE ON ANY REPRESENTATIONS BY MAA, OR ANY OF ITS REPRESENTATIVES, AND EXECUTIVE FURTHER STATES THAT HE HAS CAREFULLY READ THE FOREGOING RELEASE, HAS BEEN ADVISED OF ITS MEANING AND CONSEQUENCES, HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, IS AWARE THAT BY SIGNING THIS AGREEMENT HE IS GIVING UP AND WAIVING LEGAL RIGHTS, KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND SIGNS THE SAME AS HIS OWN FREE ACT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below:

/s/Albert M. Campbell, III

Albert M. Campbell, III

Date: December 12, 2023

Mid-America Apartment Communities, Inc., on behalf of itself and all its affiliates

By:/s/ H. Eric Bolton, Jr.

H. Eric Bolton, Jr.

Chief Executive Officer

Date: December 12, 2023

Mid-America Apartments, L.P., on behalf of itself and its affiliates

By: Mid-America Apartment Communities, Inc.

Its: General Partner

By:/s/ H. Eric Bolton, Jr.

H. Eric Bolton, Jr.

Chief Executive Officer

Date: December 12, 2023

EXHIBIT A

This Release (this “Release”) is entered into as of December 31, 2024, by Albert M. Campbell, III (“Executive”).

WHEREAS, pursuant that certain Retirement and Transition Services Agreement dated December 12, 2023 (the “Agreement”) by and between Executive, on the one hand, and Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P., on behalf of each entity and all of their respective affiliates (individually and collectively, as the context requires, “MAA”), on the other hand, Executive is required to execute and deliver this Release.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, Executive agrees as follows:

With the exception of claims that cannot be released as a matter of law, Executive hereby releases MAA (including its parents, subsidiaries, affiliates, and merged and/or affiliated corporations or entities) and its directors, officers, agents and employees, of all causes of action, claims, debts, contracts and agreements which Executive or his heirs may have for any cause known or unknown, including any and all claims relating to Executive’s employment and termination of employment; including but not limited to those under federal, state and local laws prohibiting employment discrimination, including but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act; the Equal Pay Act, the Americans With Disabilities Act, the Americans With Disabilities Amendment Act, the Family and Medical Leave Act, the Pregnancy Discrimination Act, Section 1981 of the Civil Rights Act of 1866, Employee Retirement Income Security Act of 1974, any similar state statutes (including the Tennessee Human Rights Act, Tennessee Public Protection Act, Tennessee Disability Act), and any tort (including, but not limited to, wrongful discharge) or contract claims. This Release does not waive or release any claims that may arise after the date of the signing of this Release, nor does it waive any vested rights which accrued on the Executive’s behalf as a result of his participation in any benefit plan or plans of MAA, under the terms and conditions set forth in such plan or plans as of the date of Executive’s termination. Executive acknowledges he has been paid all compensation due and owing to him and has no claims for compensation under the Fair Labor Standards Act. Executive further acknowledges that he has received all time entitled under the Family and Medical Leave Act and that he has no workers’ compensation claims that have not been reported to MAA.

IN WITNESS WHEREOF, Executive has executed this Release as of the date first written above.

Albert M. Campbell, III